UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2012

MERRIMAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15831	11-2936371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

600 California Street, 9th Floor,

San Francisco, California  94108

(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 4.01.	Changes in Registrant’s Certifying Accountant

(a) On June 4, 2012, Merriman Holdings, Inc. (“Merriman” or the “Company”) dismissed Burr Pilger Mayer, Inc. (“BPM”) as its independent registered public accounting firm.  The Company’s Audit Committee and Board of Directors participated in and approved the decision to dismiss BPM. The Company notified BPM of this decision on June 4, 2012.

The reports of BPM on the consolidated financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements for each of the two fiscal years in the period ended December 31, 2011, and in the subsequent interim period through June 4, 2012, there were no disagreements with BPM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of BPM would have caused BPM to make reference to the matter in their report.  The Company requested BPM to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated June 5, 2012 is filed as Exhibit 16.1 to this Form 8-K.

(b) On June 8, 2012 the Company engaged Marcum LLP (“Marcum”) as the independent registered public accounting firm of Merriman Holdings, Inc.  The Company’s Audit Committee and Board of Directors participated in and approved the decision to engage Marcum.

During the Company’s two most recent fiscal years and in the subsequent period through June 8, 2012, neither the Company nor anyone acting on its behalf, consulted with Marcum regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Merriman’s financial statements, and no written report nor oral advice was provided by Marcum, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Item 9.01(d)	Exhibits

16.1	Letter from Burr Pilger Mayer, Inc. regarding change in certifying accountant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merriman Holdings, Inc.

Date: June 8, 2012	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman
Chief Executive Officer